EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Arno Therapeutics Inc. 2005 Stock Option Plan, of our report dated February 27, 2008, relating to the financial statements of Arno Therapeutics, Inc. as of December 31, 2007, and for the year then ended, and for the period from August 1, 2005 (inception) to December 31, 2007, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, and which report appears in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 9, 2008.

/s/ Hays & Company LLP

New York, New York
October 31, 2008